Exhibit 99.1

FOR IMMEDIATE RELEASE

April 18, 2007

Owens & Minor’s 1st Quarter 2007 Revenue Improves 33.6% to $1.69 Billion

from Acquired Business & Continued Strong Organic Growth

The company completed the transition of acquired acute-care business during first quarter

Richmond, VA….Owens & Minor (NYSE-OMI) today reported first quarter 2007 revenue of $1.69 billion for the quarter ended March 31, 2007, an increase of 33.6% compared to revenue of $1.26 billion in the same period last year. The exceptionally strong revenue growth in the first quarter included the contribution of $282.5 million in revenue from the acquired McKesson acute-care distribution business, as well as robust organic revenue growth. Excluding the contribution from the acquisition, revenue grew 11.2% compared to the first quarter of 2006.

Net income for the quarter was $10.8 million compared to net income of $16.5 million in the first quarter of 2006. Diluted earnings per share (EPS) were $0.27 for the first quarter 2007, compared to $0.41 in the same period last year. Pre-tax earnings for the first quarter included $8.1 million, or $0.12 per share, of identifiable dilution associated with the transition of the acquired business. On September 30, 2006, Owens & Minor acquired certain assets of the acute-care distribution business of McKesson Medical-Surgical Inc. (McKesson); Owens & Minor and McKesson subsequently launched a phased, six-month conversion of the customer accounts, facilities and inventory associated with the acquisition, which was completed in the first quarter.

“In just five-and-a-half months, we completed the transition of the acquired McKesson business to Owens & Minor, three-quarters of which was converted in the final three months of the project,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “I want to thank all of our teammates for not only finishing the conversion early, but also absorbing 11% organic sales growth in the quarter. Bringing on more than 30% revenue growth in one quarter is a history-making event for Owens & Minor. Looking ahead, our task is to fine-tune the combined business by improving pricing quality, leveraging our operating capabilities, improving working capital, and introducing our value-added services to the new customer base.”

1

Other First Quarter 2007 Results

For the first quarter of 2007, operating earnings were $24.8 million, or 1.5% of revenue, compared to $30.4 million, or 2.4% of revenue, in the first quarter last year. Gross margin was 10.4% of revenue in the first quarter of 2007, compared to gross margin of 10.8% in the prior year quarter. Gross margin results reflect the short-term impact of the conversion of the acquired business, as well as the effect of new agreements with group purchasing organizations (GPOs). Selling, general & administrative expense (SG&A) for the quarter was 8.5% of revenue compared to 8.0% in the first quarter of 2006. SG&A results reflect the impact of expenses related to the McKesson transition, including: service fees paid to McKesson, increased personnel costs, increased accounts receivable reserves, higher travel expenses, as well as the overall impact of inefficiencies resulting from the influx of the large volume of new business.

Asset Management

The company reported negative operating cash flow of $3.3 million in the first quarter of 2007. Days sales outstanding (DSO) as of March 31, 2007 were 29.7 compared to 25.5 days in the prior year quarter. Inventory turns for the quarter were 9.2 compared to 10.3 in the first quarter last year. Asset management results were affected by the acquisition, as well as strong organic growth.

2007 Outlook

The company’s guidance for 2007 remains unchanged. Owens & Minor anticipates that it will report revenue growth in the 15% to 20% range and diluted EPS in a range of $1.85 to $1.95, including the impact of the acquired McKesson business. Due to the timing of the McKesson acquisition, revenue growth will be stronger in the first three quarters of 2007, while earnings growth will accelerate in the second half of the year.

“I’m very proud of what our team has accomplished with this acquisition and our continued outstanding revenue growth,” said Smith. “Now that this new business is fully under our control, it’s up to us to focus on the daily blocking and tackling that we do so well.”

First Quarter 2007 Highlights

•

A new five-year distribution agreement with Broadlane took effect on February 1, 2007; Broadlane, a national GPO that provides contracting services for hospitals nationwide, began its relationship with Owens & Minor in 1999.

•

The transition of the acquired McKesson business was completed in March 2007; the total identifiable, pre-tax dilutive impact of the transition, which began in 2006, was approximately $24 million, or $0.36 per share.

•	Owens & Minor was ranked #418 in the 2007 FORTUNE 500, moving up in the rankings from a previous ranking of #443 in the 2006 list.

2

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Conference Call Details

Owens & Minor will conduct a conference call on Thursday, April 19, 2007 at 8:30 a.m. Eastern Time to discuss first quarter 2007 financial results. The phone number for the Owens & Minor conference call is 800-901-5241 with passcode “Owens & Minor.” The call will also be available by replay for five days by calling 888-286-8010, with access code: 29735579. The call will also be webcast for 21 days through www.owens-minor.com under the Investor Relations section.

CONTACTS: Jeffrey Kaczka, Senior Vice President, Chief Financial Officer, 804-723-7500; Richard F. Bozard, Vice President, Treasurer, 804-723-7502; or Trudi Allcott, Director, Investor Communications, 804-723-7555; Chuck Graves, Director, Finance, 804-723-7556.

# # # #

3

Page Four

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended March 31,
	2007	% of revenue	2006(*)	% of revenue	% Fav(Unfav)
Revenue	$1,686,199	100.0%	$1,261,999	100.0%	33.6%
Cost of revenue	1,511,538	89.6	1,125,809	89.2	(34.3)

Gross margin	174,661	10.4	136,190	10.8	28.2
Selling, general and administrative expenses	142,782	8.5	101,551	8.0	(40.6)
Depreciation and amortization	8,178	0.5	5,133	0.4	(59.3)
Other operating income and expense, net	(1,082)	(0.1)	(920)	(0.1)	17.6

Operating earnings	24,783	1.5	30,426	2.4	(18.5)
Interest expense, net	7,171	0.4	3,057	0.2	(134.6)

Income before income taxes	17,612	1.0	27,369	2.2	(35.6)
Income tax provision	6,797	0.4	10,866	0.9	37.4

Net income	$10,815	0.6%	$16,503	1.3%	(34.5)%

Net income per common share — basic	$0.27		$0.42
Net income per common share — diluted	$0.27		$0.41

Weighted average shares — basic	40,008		39,732
Weighted average shares — diluted	40,604		40,253

(*)	Amortization expense of $0.5 million related to direct-response advertising has been reclassified in the 2006 statement of income from depreciation and amortization to selling, general and administrative expenses (SG&A) in order to conform to the current presentation. Amortization expense of $1.6 million related to direct-response advertising is included in SG&A in the 2007 statement of income.

Page Five

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$4,936	$5,090
Accounts and notes receivable, net	561,279	539,178
Merchandise inventories	639,947	666,527
Other current assets	57,509	55,975

Total current assets	1,263,671	1,266,770
Property and equipment, net	72,257	70,853
Goodwill, net	259,053	259,670
Intangible assets, net	49,650	52,763
Other assets, net	37,298	35,694

Total assets	$1,681,929	$1,685,750

Current liabilities
Accounts payable	$504,765	$542,552
Accrued payroll and related liabilities	13,443	13,472
Other accrued liabilities	98,994	114,479

Total current liabilities	617,202	670,503
Long-term debt	457,966	433,133
Other liabilities	52,375	34,660

Total liabilities	1,127,543	1,138,296

Shareholders’ equity
Common stock	80,694	80,515
Paid-in capital	145,540	143,557
Retained earnings	336,796	332,013
Accumulated other comprehensive loss	(8,644)	(8,631)

Total shareholders’ equity	554,386	547,454

Total liabilities and shareholders’ equity	$1,681,929	$1,685,750

Page Six

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities
Net income	$10,815	$16,503
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	8,178	5,133
Amortization of direct-response advertising	1,595	495
Provision for LIFO reserve	4,850	4,590
Stock-based compensation expense	1,029	1,003
Provision for losses on accounts and notes receivable	6,282	1,664
Deferred direct-response advertising costs	(2,374)	(1,987)
Changes in operating assets and liabilities:
Accounts and notes receivable	(28,383)	(26,628)
Merchandise inventories	21,936	(9,425)
Accounts payable	(29,487)	27,570
Net change in other current assets and current liabilities	3,189	2,641
Other, net	(940)	78

Cash provided by (used for) operating activities	(3,310)	21,637

Investing activities
Additions to property and equipment	(5,421)	(5,131)
Additions to computer software	(1,670)	(1,312)
Acquisition of intangible assets	(58)	(2,090)
Net cash paid for acquisitions of businesses	(1,286)	(64)
Other, net	275	3

Cash used for investing activities	(8,160)	(8,594)

Financing activities
Cash dividends paid	(6,859)	(6,003)
Net proceeds from revolving credit facility	25,300	—
Proceeds from exercise of stock options	1,203	2,619
Excess tax benefits related to stock-based compensation	518	1,165
Increase in drafts payable	(8,300)	(11,500)
Other, net	(546)	1,494

Cash provided by (used for) financing activities	11,316	(12,225)

Net increase (decrease) in cash and cash equivalents	(154)	818
Cash and cash equivalents at beginning of period	5,090	71,897

Cash and cash equivalents at end of period	$4,936	$72,715

Page Seven

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2007	12/31/2006	9/30/2006		6/30/2006	3/31/2006
Operating results:
Revenue	$1,686,199	$1,652,243	$1,319,179		$1,300,315	$1,261,999

Gross margin	$174,661	$174,897	$144,480		$141,229	$136,190
Gross margin as a percent of revenue	10.4%	10.6%	11.0%		10.9%	10.8%

SG&A expense(*)	$142,782	$152,092	$112,857		$105,488	$101,551
SG&A expense as a percent of revenue(*)	8.5%	9.2%	8.6%		8.1%	8.0%

Operating earnings	$24,783	$15,562	$25,550		$31,226	$30,426
Operating earnings as a percent of revenue	1.5%	0.9%	1.9%		2.4%	2.4%

Net income	$10,815	$7,306	$14,454		$10,489	$16,503

Net income per common share—basic	$0.27	$0.18	$0.36		$0.26	$0.42

Net income per common share—diluted	$0.27	$0.18	$0.36		$0.26	$0.41

Accounts receivable:
Accounts and notes receivable, net	$561,279	$539,178	$391,408		$377,283	$378,066

Days sales outstanding	29.7	30.5	27.0		24.9	25.5

Inventory:
Merchandise inventories	$639,947	$666,527	$607,754		$470,230	$444,722

Average inventory turnover	9.2	9.2	9.7	(**)	10.1	10.3

Financing:
Long-term debt	$457,966	$433,133	$326,928		$197,698	$203,009

Stock information:
Cash dividends per common share	$0.17	$0.15	$0.15		$0.15	$0.15

Stock price at quarter-end	$36.73	$31.27	$32.89		$28.60	$32.77

(*)

Amortization expense related to direct-response advertising has been reclassified in the 2006 statement of income from depreciation and amortization to selling, general and administrative expenses in order to conform to the current presentation.

(**)	Excludes the impact of the McKesson acquisition